Exhibit 99.1

ACADIA REALTY TRUST REPORTS FIRST QUARTER 2014 OPERATING RESULTS

WHITE PLAINS, NY (April 30, 2014) - Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended March 31, 2014. All per share amounts are on a fully diluted basis. Acadia’s core portfolio (“Core Portfolio”) as discussed below is comprised of properties that are owned in whole or in part by Acadia, other than those it owns through its fund platform (the “Funds”).

First Quarter 2014 Highlights

Earnings

•	First quarter funds from operations (“FFO”) of $0.32 per share, inclusive of acquisition related costs of $0.01

•	Earnings per share (“EPS”) of $0.38, inclusive of gain from disposition of $0.22

Core Portfolio - Strong Same Store NOI Growth and $128.5 Million of Acquisitions

•	Same store net operating income (“NOI”) up 4.3%

•	95.6% portfolio occupancy at March 31, 2014; 96.8% including leased space not yet occupied

•	Closed on $128.5 million of new street retail during and subsequent to the quarter, including a previously announced $44.0 million acquisition

•	In addition, the Company has a current pipeline of $63.9 million

Fund Platform - Fund IV Invests in Next Generation Street Retail in Savannah, Georgia

•	Fund IV entered into a joint venture to acquire and redevelop retail assets located on Broughton Street in downtown Savannah

Balance Sheet - Funding Acquisitions While Maintaining Low Leverage

•	Core Portfolio debt, net of cash on hand and restricted cash related to financings (“Net Debt”), to EBITDA ratio of 4.0x at March 31, 2014 compared to 4.3x at December 31, 2013

•	Net Debt to EBITDA of 4.8x including pro-rata share of Funds at quarter-end

•	Fixed-charge coverage ratio including pro-rata share of Funds of 3.4x for the quarter

•	Combined Net Debt to total equity and debt capitalization (“Total Market Capitalization”) of 24% at March 31, 2014

•	Issued $27.5 million of new equity under the Company’s at-the-market (“ATM”) program

First Quarter 2014 Operating Results

FFO for the quarter ended March 31, 2014 was $18.9 million, up from $16.8 million for the quarter ended March 31, 2013. On a per share basis, FFO for the first quarter 2014 was $0.32 which compares to $0.31 for first quarter 2013.

Net Income from Continuing Operations for the quarter ended March 31, 2014 was $21.6 million, as compared to $9.6 million for the quarter ended March 31, 2013. EPS from continuing operations for the quarter ended March 31, 2014 was $0.38, as compared to $0.18 for the same period for 2013. 2014 Net Income includes

$12.4 million or $0.22 per share of gain realized on the disposition of its Walnut Hill Plaza in Woonsocket, Rhode Island.

Refer to the Financial Highlights below for further detail on operating results and additional disclosures related to FFO.

Core Portfolio - Strong Same Store NOI Growth and $128.5 Million of Street Retail Acquisitions

Same-Store NOI and Occupancy

Core Portfolio same-store NOI increased 4.3% for the first quarter of 2014 as compared to the same period in 2013.

At March 31, 2014, Acadia’s Core Portfolio was 95.6% occupied, up from 95.2% as of December 31, 2013 and was 96.8% leased, including space leased but not yet occupied.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents on a GAAP basis, which includes the effect of the straight-lining of rents, of 100.4% on 24,000 square feet of new and renewal leases executed during the quarter ended March 31, 2014. On a contractual rent basis, which excludes straight-line rent, the Company experienced an increase of 73.7% in average rents for these same leases.

Street Retail Acquisitions in New York, Chicago and Connecticut

During and subsequent to the first quarter, Acadia closed on five Core Portfolio acquisitions for an aggregate purchase price of $128.5 million as follows:

Chicago

11 East Walton Street - As previously announced, Acadia acquired the 6,700 square feet of luxury retail space at the base of the Waldorf Astoria Chicago, formerly the Elysian Hotel, for $44.0 million. The property, which is currently occupied by Marc Jacobs and Saint Laurent, is located at the corner of Rush and Walton Streets, across the street from several other Acadia assets.

865 West North Avenue - This 16,000 square foot property, located on the corner of North Avenue and Freemont in the Lincoln Park area of Chicago, is at the epicenter of the North Avenue corridor. The property benefits from excellent visibility, onsite parking and a two-block proximity to the Red Line CTA station. The property, purchased for $14.8 million, is 100% occupied by Forever 21.

Connecticut

61 Main Street - Westport - Purchased for $7.3 million, this 3,400 square foot retail property, which is 100% occupied by Chico’s, is located along the premier retail corridor of the affluent Connecticut suburb of Westport. Located on Main Street, which is home to a high concentration of national and luxury retailers, the property is near Acadia’s 181 Main Street property.

252-256 Greenwich Avenue - Greenwich - Situated across the street from the Company’s 239 Greenwich Avenue location, this 9,100 square foot retail condominium was acquired for $24.4 million. The property, which is leased to Madewell, Calypso St. Barth and Jack Wills, is located on one of the most desirable blocks on Greenwich Avenue, the primary retail corridor in Greenwich, with neighboring tenants including Ralph Lauren, Tory Burch, Kate Spade, Longchamp and the Gap.

New York

152-154 Spring Street -In connection with this transaction, which was closed subsequent to the quarter, Acadia converted an existing $38.0 million first mortgage loan into an equity investment in this property through the exercise of a purchase option. Totaling 2,900 square feet and occupied by a Kate Spade Saturday, these retail condominiums are located in one of the premier retail corridors in the Soho submarket in Manhattan adding to the Company’s presence elsewhere on Spring Street and on Mercer Street. As part of the transaction, Acadia sold a 10% interest to an unaffiliated joint venture partner, and retained a 90% ownership interest.

In addition, the Company has an additional acquisition pipeline of $63.9 million currently under contract. Although the Company anticipates closing these acquisitions during the second quarter of 2014, they are subject to customary closing conditions, including lender approval for the assumption of existing mortgage debt, and, as such, no assurance can be given that the Company will successfully close on these acquisitions.

Structured Financing Portfolio

As of March 31, 2014, the Company’s structured financing portfolio totaled $119.6 million.

Subsequent to quarter-end, Acadia originated a new $13.0 million first mortgage collateralized by a property located in Chicago. The note bears an effective interest rate of 12.7% and matures October 2015. Additionally, as discussed above, Acadia converted its $38.0 million first mortgage investment in 152-154 Spring Street into an equity position.

Fund Platform - Fund IV Invests in Next Generation Retail in Savannah, Georgia

During the first quarter 2014, Fund IV entered into a 50/50 joint venture with Ben Carter Enterprises for the acquisition and redevelopment of 18 street retail assets located on Broughton Street in downtown Savannah, Georgia. The total cost is projected to be approximately $50.0 million, with the opportunity for additional investments. Fund IV’s investment is structured as senior preferred equity along with a debt component.

Similar to Acadia’s acquisitions in the Bowery in Manhattan, the Savannah investment represents an opportunity to invest in a next-generation street-retail market, where strong retailer demand is anticipated to translate into outsized rental growth as the market matures. To date, Gap Inc. (Gap, Banana Republic) and Urban Outfitters, Inc. (Urban Outfitters, Anthropologie, Free People) have each opened in multiple formats on Broughton Street, along with Marc by Marc Jacobs and Kate Spade.

Fund III Monetization

Subsequent to the first quarter, Fund III completed the disposition of its Sheepshead Bay property located in Brooklyn, NY for a sales price of $20.2 million.

Balance Sheet - Funding Acquisitions While Maintaining Low Leverage

Acadia strengthened an already solid balance sheet during the quarter, further reducing its leverage as evidenced by the following:

•	Core Portfolio fixed-charge coverage ratio of 3.5x for the quarter ended March 31, 2014 improved from 3.0x for the quarter ended December 31, 2013

•	Including the Company’s pro-rata share of Funds, fixed-charge coverage ratio improved to 3.4x from 3.1x for the same periods

•	Core Portfolio ratio of Net Debt to EBITDA was 4.0x at March 31, 2014, an improvement over 4.3x as of December 31, 2013

•	Including the Company’s pro-rata share of Funds, Net Debt to EBITDA improved to 4.8x from 4.9x

•	Combined Net Debt to Total Market Capitalization was 24% at both March 31, 2014 and December 31, 2013

During the quarter, the Company issued $27.5 million under its ATM stock offering program.

Outlook -Earnings Guidance for 2014

The Company reaffirms its previously announced 2014 annual FFO and EPS guidance. On a fully diluted basis, the Company forecasts its 2014 annual FFO will range from $1.30 to $1.40 per share and 2014 EPS from $0.68 to $0.77, excluding acquisition costs and gains from dispositions.

Management Comments

“Our first quarter results demonstrate the attractive positioning of our dual - core and fund - operating platforms,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Not only did our existing core assets produce strong same-store net operating income growth of 4.3%, but also, we continued to source accretive street-retail acquisitions that will further upgrade the quality of our portfolio and strengthen our company’s long-term growth profile. At the same time, through our fund platform, we expanded into a new street-retail market, where retailer demand is already driving robust growth in market rents, and we made continued leasing and development progress across our existing investments. Overall, we have delivered a solid start to 2014, which puts us on track to meet our goals for the year.”

Investor Conference Call

Management will conduct a conference call on Thursday, May 1, 2014 at 2:00 PM ET to review the Company’s earnings and operating results. The live conference call can be accessed by dialing 888-771-4371. The pass code is “36936627” or “Acadia Realty”. The call will also be webcast and can be accessed in a listen-only mode at Acadia’s web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia’s website. Alternatively, to access the replay by phone, dial 888-843-7419, and the passcode will be “36936627#”. The phone replay will be available through Thursday, May 8, 2014.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties located in key street and urban retail corridors as well as suburban locations within high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and through a series of opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 26, 2014 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Highlights Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2014	2013

Rental income	$ 33,818	$ 28,781
Interest income	3,164	2,898
Expense reimbursements	8,790	7,282
Other property income	197	—
Other income	716	3,328
Total revenues	46,685	42,289
Operating expenses
Property operating	7,811	5,962
Real estate taxes	5,670	5,021
General and administrative	6,896	5,626
Depreciation and amortization	11,587	9,229
Total operating expenses	31,964	25,838

Operating income	14,721	16,451

Equity in earnings of unconsolidated affiliates	3,029	2,250
Loss on extinguishment of debt	(203)	—
Gain on disposition of property	12,387	—
Interest expense and other finance costs	(10,651)	(9,285)
Income from continuing operations before income taxes	19,283	9,416
Income tax (provision) benefit	(168)	139
Income from continuing operations	19,115	9,555

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2014	2013

Operating income from discontinued operations	—	1,624
Income from discontinued operations	—	1,624
Net income	19,115	11,179
Loss (income) attributable to noncontrolling interests:
Continuing operations	2,480	35
Discontinued operations	—	(1,591)

Net loss (income) attributable to noncontrolling interests	2,480	(1,556)

Net income attributable to Common Shareholders	$ 21,595	$ 9,623

Income from continuing operations attributable to
Common Shareholders	$ 21,595	$ 9,590

Income from discontinued operations attributable to Common Shareholders	—	33
Net income attributable to Common Shareholders	21,595	9,623

Less: Net Income attributable to participating securities	(392)	(172)
Net Income attributable to Common Shareholders - basic	$ 21,203	$ 9,451
Weighted average shares for basic earnings per share	55,952	53,497
Net Earnings per share - basic and diluted	$0.38	$0.18

Basic and diluted earnings per share - Continuing Operations [2]	$0.38	$0.18
Basic and diluted earnings per share - Discontinued Operations [2]	$—	$—

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2014	2013

Net income attributable to Common Shareholders	$ 21,595	$ 9,623

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	8,140	6,697
Unconsolidated affiliates	713	397
Gain on disposition (net of noncontrolling interests’ share):
Consolidated affiliates	(12,393)	—
Income attributable to noncontrolling interests’ in
Operating Partnership	857	124
Distributions - Preferred OP Units	6	5
Funds from operations	$ 18,918	$ 16,846
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units [4]	58,419	54,531
Funds from operations, per share	$ 0.32	$ 0.31

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters ended March 31, 2014 and 2013
(dollars in thousands)

RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2014	2013

Operating income	$ 14,721	$ 16,451

Add back:
General and administrative	6,896	5,626
Depreciation and amortization	11,587	9,229
Less:
Interest income	(3,164)	(2,898)
Straight line rent and other adjustments	(1,726)	2,901

Consolidated NOI	28,314	31,309

Noncontrolling interest in NOI	(8,604)	(13,051)
Pro-rata share of NOI	19,710	18,258
Operating Partnerships’ interest in Opportunity Funds	(1,353)	(2,390)
Operating Partnerships’ share of unconsolidated joint ventures [1]	850	698
NOI - Core Portfolio	$ 19,207	$ 16,566

Note:
[1] Does not include share of unconsolidated joint ventures within Opportunity Funds

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2014	December 31, 2013
	(dollars in thousands)

Cash and cash equivalents	$ 72,792	$ 79,189
Rental property, at cost	1,553,503	1,481,700
Total assets	2,345,862	2,264,957
Notes payable	1,108,684	1,039,997
Total liabilities	1,215,061	1,143,369

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters ended March 31, 2014 and 2013
(dollars and Common Shares in thousands, except per share data)

Notes (continued):

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 2,180 and 657 OP Units into Common Shares for the quarters ended March 31, 2014 and 2013, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2014 and 2013. In addition, diluted FFO also includes the effect of 260 and 437 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2014 and 2013, respectively.